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                                                                 EXHIBIT 23.8

                          INDEPENDENT AUDITORS' CONSENT


   We consent to the use of our report dated January 12, 1996, with respect to the consolidated balance sheets of ProtoSoft, Inc. as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the year period ended December 31, 1994, the ten months ended December 31, 1993, and the year ended February 28, 1993, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                             KPMG PEAT MARWICK LLP

Houston, Texas
July 3, 1996